Exhibit 99.1

Bacterin International Receives Coverage From Medicare Administrative Contractor (MAC) for hMatrix®

BELGRADE, Mont., April 28, 2015 (GLOBE NEWSWIRE) -- Bacterin International Holdings, Inc. (OTCQX:BONE), a leader in the development of revolutionary allograft, today announced that its Acellular Dermal Matrix allograft (ADM), hMatrix®, has received coverage from Novitas Solutions, Inc. ("Novitas"), a Medicare Administrative Contractor, or "MAC".

Novitas is one of eight MACs that are responsible for processing Medicare claims in one or more of twelve geographic areas, or "jurisdictions," in the United States. In addition to processing claims, each MAC is also responsible for issuing local coverage determinations ("LCDs") that specify which health care products and services are reimbursable through the Medicare Fee-for-Service program in the regions under its jurisdiction.

On Friday, April 10th, Novitas Solutions, Inc. published a local coverage determination titled "Application of Bioengineered Skin Substitutes to Lower Extremity Chronic Non-Healing Wounds (L27549)," which included Bacterin's hMatrix® ADM product. Novitas has jurisdiction in two geographic areas, including eleven states and the District of Columbia. This LCD was effective for services performed on or after April 9, 2015.

"We are extremely pleased with the recent announcement from Novitas that our novel, hMatrix® ADM product has been included in a local coverage determination," said Bob Di Silvio, President of Bacterin International. "Novitas is responsible for approximately 11.3 million Medicare beneficiaries within its jurisdictions. This local coverage determination from Novitas allows physicians and wound care practitioners to offer hMatrix® to their Medicare beneficiaries. Combined with our recent contract extension with Novation, this further expands the marketability of hMatrix and strengthens its reimbursement capabilities."

About Bacterin International Holdings

Bacterin International Holdings, Inc. (OTCQX:BONE) develops, manufactures and markets biologics products to domestic and international markets. These products are used in a variety of applications including enhancing fusion in spine surgery, relief of back pain, promotion of bone growth in foot and ankle surgery, promotion of cranial healing following neurosurgery and subchondral repair in knee and other joint surgeries.

For further information, please visit www.bacterin.com.

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